Exhibit 99.1

NEWS RELEASE

May 19, 2006

FARM - NASDAQ NATIONAL MARKET SYSTEM

Farmer Bros. Board Declares Dividend

TORRANCE, CALIF. – (BUSINESS WIRE) – May 19, 2006 – Farmer Bros. Co. (Nasdaq: FARM) announced that its Board of Directors declared a regular dividend of $0.105 per share, payable on August 14, 2006 to shareholders of record on July 28, 2006.

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry. The Company’s signature trucks and vans bearing the “Consistently Good” logo are seen throughout Farmer Brothers’ 28-state service area. Farmer Brothers has paid a dividend for 52 consecutive years, increased the dividend in each of the last nine consecutive years, and its stock price has grown on a split-adjusted basis from $1.80 a share in 1980. For more information, go to: www.farmerbroscousa.com.

Contacts:

Jim Lucas / Whitney Hays

Abernathy MacGregor Group  213-630-6550